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NEWS                                                                EXHIBIT 99.1
BULLETIN
FROM:
FRB
                                            Bradley Real Estate, Inc.
                                            699 Boylston Street
                                            Boston, MA 02116
                                            NYSE: BTR
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The Financial Relations Board, Inc.

FOR FURTHER INFORMATION:

AT THE COMPANY:                        AT THE FINANCIAL RELATIONS BOARD:
THOMAS D'ARCY                          JENIFER ESTABROOK
PRESIDENT AND CEO                      (312) 640-6787
(617) 867-4211
(617) 867-4200

FOR IMMEDIATE RELEASE
FRIDAY, MARCH 15, 1996

        BRADLEY REAL ESTATE COMPLETES ACQUISITION OF TUCKER PROPERTIES
         CORPORATION AND CLOSES $150 MILLION UNSECURED LINE OF CREDIT

BOSTON, MARCH 15, 1996 - BRADLEY REAL ESTATE, INC. (NYSE: BTR) announced that it has completed the acquisition of TUCKER PROPERTIES CORPORATION (NYSE: TUC) effective today. Completion of the transaction follows stockholder approval yesterday at separate meetings of each company's stockholders. Of the total voted shares from both companies, approximately 97 percent were voted in favor of the merger.

     Under the merger, when Tucker shares stop trading at the close of business today, each share of Tucker's approximately 11 million shares has been exchanged for 0.686 of a Bradley share, with cash to be paid in lieu of a fractional share based upon a price of $13.96 for a full Bradley share. As a result of the transaction, Bradley now has approximately 18.7 million shares outstanding. The acquisition was structured as a tax-free statutory merger and is treated as a purchase for accounting purposes.

     Bradley also announced the closing today of a new $150 million unsecured line of credit with the First National Bank of Boston.

     "Bradley's acquisition of the Tucker properties represents the purchase of a solid Midwest portfolio at a favorable price; and it provides substantial financial and strategic benefits," commented Thomas P. D'Arcy, Bradley's president and chief executive officer. "By more than doubling the size of our portfolio and increasing our presence in our Midwest markets, we have significantly strengthened our ability to compete in our targeted markets and succeed in a challenging retail environment."



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               Financial Relations Board, Inc. serves as financial relations counsel to the company, acting on the company's behalf by issuing this bulletin and receiving compensation therefor. The information contained herein is furnished for information purposes only and is not to be considered as an offer to buy or sell securities.

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BRADLEY REAL ESTATE, INC.
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        Bradley Real Estate, Inc. is one of the nation's oldest continuously qualified real estate investment trusts (REITs) specializing in the ownership and operation of income-producing commercial real estate, primarily community shopping centers in the Midwest. With the acquisition of Tucker, Bradley now owns 31 properties aggregating approximately 7.4 million square feet in 11 states.

To receive additional information on Bradley Real Estate free of charge via fax, dial 1-800-PRO-INFO and enter "BTR."

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